Exhibit 99.1

For Immediate Release	Contact:	Theodore A. Boutacoff
President and CEO
650-940-4700
IRIDEX REPORTS THIRD QUARTER FINANCIAL RESULTS
     MOUNTAIN VIEW, CA, November 19, 2007—IRIDEX Corporation (NASDAQ: IRIX) today reported financial results for the quarter ended September 29, 2007. Revenue for the period was $13.6 million, a 47% increase from the $9.2 million reported for the third quarter of 2006. The Company’s net loss was $1.2 million or $0.15 per diluted share for the third quarter of 2007 compared with a loss of $1.1 million or a loss of $0.15 per diluted share in the third quarter of 2006. The prior year financial results do not include the AMS/Laserscope aesthetic acquisition completed on January 16, 2007.
     Theodore A. Boutacoff, President and CEO stated “While neither I nor the other members of the board of directors are satisfied with the Company’s recent performance, IRIDEX has taken numerous actions that we believe have put the Company back on track. These actions include:
•	Strengthening the Company’s cash position via a private placement with net proceeds to the Company of $4.9 million. At the end of the third quarter, IRIDEX’ total cash position was $9.6 million (including $3.8 million restricted to support our bank term loan).

•	Reducing operating expenses as a percentage of revenue to 53.3% during the third quarter of 2007 from 59.9% in the second quarter.

•	Improving gross margins to 45.6% in the third quarter 2007 from 43.2% in the second quarter 2007.

•	Reaching agreement with AMS on the major elements of the Laserscope acquisition. This agreement included approximately a $2.7 million reduction in the acquisition purchase price to be paid and decreased the final inventory to be purchased from AMS to $4.1 million from the originally agreed upon amount of up to $9.0 million.

•	Successfully continuing the transfer of the Laserscope products we intend to manufacture into our Mountain View facility. Completion of this integration during our fourth quarter is expected to add to gross margin in subsequent quarters.

•	Adding two experienced outside members, James B. Hawkins and William M. Moore, to our board of directors. Both have substantial operating experience with growing medical device companies and have already made contributions as board members.

•	Expecting the receipt of an additional $4 million in cash from the settlement of the litigation with Synergetics. This litigation had contributed significantly to the Company’s expenses and losses during the prior periods. Under the settlement, Synergetics paid IRIDEX $2.5 million on April 16, 2007 and agreed to additional annual payments of $800,000 on each April 16th until 2012.”

     Mr. Boutacoff continued, “This has been a difficult year for IRIDEX, our employees and our shareholders. We have and will continue to take decisive actions to improve operations, to provide value to our customers and to create value for our shareholders. A key area of focus will be addressing remaining issues and challenges relating to our expanded aesthetics business following the Laserscope acquisition.”
     Revenue for the nine-month period ended September 29, 2007 was $41.4 million compared with the $26.9 million reported for the same period of 2006. Net loss for the nine-month period ended September 29, 2007 was $6.5 million or $0.80 per diluted share compared with a net loss of $2.0 million or a loss of $0.26 per diluted share during the comparable period of 2006.
     Ophthalmology sales were $7.9 million for the third quarter of 2007 compared to $8.0 million reported in the third quarter of 2006. Aesthetics sales grew to $5.7 million for the third quarter of 2007, up from $1.3 million for the corresponding quarter in 2006.
     During the third quarter of 2007 domestic sales increased 26% to $7.2 million compared to $5.7 million for the third quarter of 2006; and international sales grew 80% to $6.4 million compared to $3.5 million for the third quarter of 2006. International sales are denominated in US dollars except for sales from the Company’s subsidiaries in the UK and France, foreign currency fluctuations had no material impact.
Conference Call
     IRIDEX management will conduct a conference call later today, Monday, November 19th at 5:00 p.m. EDT. Interested parties may access the live conference call via telephone by dialing (800) 218-0713 (US) or (303) 262-2140 (International), or by visiting the Company’s website at http://www.iridex.com. A telephone replay will be available beginning on Monday, November 19 through Monday, November 26, 2007 by dialing (800) 405-2236 (US) or (303) 590-3000 (International) and entering Passcode 11102345#. In addition, an archived version of the webcast will be available beginning November 19, 2007 on the Company’s website at www.iridex.com.
About IRIDEX
     IRIDEX Corporation is a leading worldwide provider of therapeutic based laser systems, disposable laser probes and delivery devices to treat eye diseases in ophthalmology and skin disorders in the aesthetics market. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 97 independent distributors into 107 countries. For further information, visit the Company’s website at http://www.iridex.com.

Safe Harbor Statement
     This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s growth strategy and prospects, revenues, gross margins, and earnings, expenses, integrating the aesthetics business acquired from Laserscope and realizing efficiencies and synergies relating thereto, controlling costs, managing cash, and addressing our liquidity and capital resource needs. Actual results could differ materially and adversely from those projected in the forward-looking statements contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended December 30, 2006 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 29,	December 30,
	2007	2006
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$5,795	$21,051
Restricted cash	3,800	—
Accounts receivable, net	8,516	6,052
Inventories	13,250	9,499
Prepaids and other current assets	2,053	1,264

Total current assets	33,414	37,866

Property and equipment, net	1,840	1,087
Goodwill	10,509	—
Other intangibles, net	14,488	—
Other long term debt	299	1,224

Total assets	$60,550	$40,177

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$3,552	$1,830
Short term debt	5,110	—
Accounts compensation	1,540	1,517
Accrued expenses	4,435	2,392
Accrued warranty	2,182	866
Deferred revenue	3,977	1,415
Current portion of long term debt	5,311	—

Total current liabilities	26,107	8,020

Stockholders’ Equity:
Preferred stock	5	—
Common stock	83	79
Additional paid-in capital	38,500	29,697
Accumulated other comprehensive loss	(25)	—
Treasury stock	(430)	(430)
Retained earnings	(3,690)	2,811

Total stockholders’ equity	34,443	32,157

Total liabilities and stockholders’ equity	$60,550	$40,177

IRIDEX Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2007*	2006	2007*	2006
Sales	$13,575	$9,222	$41,390	$26,869
Cost of sales	7,390	4,350	23,412	13,076

Gross profit	6,185	4,872	17,978	13,793

Operating expenses:
Research and development	1,319	1,506	4,636	3,955
Sales, general and administrative	5,920	4,854	21,740	12,651

Total operating expenses	7,239	6,360	26,376	16,606

Income (loss) from operations	(1,054)	(1,488)	(8,398)	(2,813)
Legal settlement	0	0	2,500	0
Interest and other income, net	(184)	184	(603)	540

Income (loss) before income taxes	(1,238)	(1,304)	(6,501)	(2,273)
Benefit from (provision for) income taxes	0	161	0	293

Net income (loss)	($1,238)	($1,143)	($6,501)	($1,980)

Net income (loss) per common share — basic & diluted	($0.15)	($0.15)	($0.80)	($0.26)

Shares used in per common share basic & diluted calculations	8,218	7,758	8,165	7,680

*	Includes the impact of FAS123(R).